Exhibit 3.28

BY-LAWS

OF

JEWELL SMOKELESS COAL CORPORATION

ARTICLE I

NAME

The name of the corporation shall be that fixed in its charter, namely, Jewell Smokeless Coal Corporation.

ARTICLE II

OBJECTS AND PURPOSES

The objects and purposes of this corporation shall be those stated in its charter.

ARTICLE III

CAPITAL STOCK

The capital stock of the corporation shall consist of the number of shares and of the par value as stated in the charter or any amendment thereto.

ARTICLE IV

STOCKHOLDERS’ MEETING

The annual meeting of the stockholders of the corporation shall be held at the offices of the corporation on the second Tuesday of December of each year for the purpose of electing directors and transacting such other business as may properly come before the meeting. Notice of such annual meeting shall be given stockholders appearing on the books of the corporation by sending through the post office or otherwise to their address appearing on the books of the corporation at least ten (10) days prior to the meeting, a written or printed notice signed by the secretary stating the time, place of holding and purpose of such meeting. Special meetings of the stockholders may be called by the board of directors and notice thereof shall be given in the same manner as provided with respect to the annual meeting.

ARTICLE V

BOARD OF DIRECTORS

Sec. 1. The board of directors shall have general supervision and management of the business of this corporation and shall fix the compensation of all officers of the corporation.

Sec. 2. The board of directors shall consist of not less than three nor more than five persons who may or may not be stockholders in the corporation. They shall be elected immediately after the adoption of the by-laws and annually thereafter at the annual meeting of the stockholders.

Sec. 3. Whenever a vacancy shall occur in the board of directors by death, resignation, or otherwise, it shall be filled without undue delay by the majority of votes of the remaining members of the board of directors or by the stockholders. The person chosen shall hold the office until the next annual meeting of stockholders or until his successor is elected and qualified.

Sec. 4. The annual meeting of the directors shall be held immediately following the annual meeting of the stockholders. Special meetings of the directors may be held at any time upon call of the president or upon the call of a majority of the board of directors.

Sec. 5. A majority of the directors shall constitute a quorum at all meetings of the board.

ARTICLE VI

OFFICERS

1. The officers of this company shall consist of a president, vice president, secretary and treasurer, and such other officers as shall from time to time be chosen and appointed.

2. The president shall preside at all meetings of the directors and stockholders and shall have general charge of and control over the affairs of the corporation subject to the board of directors.

3. The vice president shall perform such duties as may be assigned to him by the board of directors. In case of the death, disability or absence of the president, he shall perform and be vested with all the duties and powers of the president.

4. The secretary shall countersign all certificates of stock of the company. He shall keep a record of the minutes of the proceedings of meetings of stockholders and directors, and shall give notice as required by these by-laws of all such meetings. He shall have custody of all books, records and papers of the company, except such as shall be in the charge of the treasurer, or of some other person authorized to have custody and possession thereof by a resolution of the board of directors. The secretary shall also perform all other duties and functions imposed upon, or delegated to, him by resolution of the board of directors.

5. The treasurer shall have over-all charge of the finances of the company and shall perform all other duties and functions imposed upon or delegated to him by resolution of the board of directors.

6. The salaries of all officers shall be fixed by the board of directors, and may be changed from time to time by a majority vote of the board.

7. Each of such officers shall serve for the term of one year or until the next annual election.

ARTICLE VII

CORPORATION SEAL

The corporate seal of the company shall be circular in form, not exceeding two inches in diameter, and shall have inscribed thereon, “Jewell Smokeless Coal Corporation - Virginia, 1971 - Seal.”

ARTICLE VIII

AMENDMENTS

These by-laws may be amended, added to or altered by a majority of the stockholders in number of shares held at any regular meeting or special meeting called for that purpose, but no by-laws regulating the election of officers and directors for the corporation shall be made within thirty (30) days before any election.